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                                              Exhibit 4.3


                               September 8, 1999



To:  Former Warrantholders of Convergence.com Corporation


     Re:  Assumption of Warrants to Purchase Common Stock of Convergence.com
          ------------------------------------------------------------------

Dear Sir or Madam:

          At a meeting on June 17, 1999, the shareholders of Convergence.com approved an Agreement and Plan of Merger dated May 15, 1999 (the "Agreement") between C-COR Electronics, Inc. ("C-COR"), C-COR Acquisition Corp., a wholly owned subsidiary of C-COR ("Acquisition Sub") and Convergence.com Corporation ("Convergence"). Pursuant to the Agreement, Convergence became a wholly owned subsidiary of C-COR upon the closing of the merger of Acquisition Sub with and into Convergence on July 9, 1999. On July 9, 1999, C-COR changed its corporate name to "C-COR.net Corp."

          Pursuant to the terms of the Agreement, C-COR has assumed each unexpired warrant that you hold to purchase common stock of Convergence (each, a "Convergence Warrant") and each Convergence Warrant has automatically and without any action on your part been converted into a warrant to purchase an equal number of shares of common stock of C-COR (each, a "C-COR Warrant").
The exercise price per share of common stock of C-COR under each C-COR Warrant shall equal the per share exercise price of each Convergence Warrant so assumed and converted, subject to equitable adjustment for stock splits, stock dividends and other similar transactions. The C-COR Warrants will also have the same terms and conditions as the Convergence Warrants so assumed and converted except that:

          1. Each reference to "Convergence Systems, Inc.", "Convergence.com Corporation" and/or "the Corporation" shall be deemed to refer to C-COR.net Corp.;

          2. The phrase "and/or cancelled" shall be moved from the second line of Section 4(a) to immediately following the phrase "Section 3(c) hereof" in the second line of Section 4(a);

          3. The phrase "the Warrant" in the first line of Section 5 of shall be deleted in its entirety;
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          4.   The last sentence of Section 7 shall be deleted in its entirety;

          5. The address for the Corporation in Section 12 shall be restated in its entirety to read as follows:

                    If to the Corporation:       C-COR.net Corp.
                                                 60 Decibel Road
                                                 State College, PA 16801

          6. Section 13 shall be amended and restated in its entirety to read as follows:

          "13. Entire Agreement. This Warrant and the Letter Agreement dated July 30, 1999 (the "Letter Agreement") constitute the full and entire agreement and understanding of the parties to this Warrant with respect to the subjects hereof and thereof, supersede all previous discussions and agreements, if any, of the parties hereto and with respect to the subject matter of this Warrant and the Letter Agreement (including, but not limited to, all matters set forth in term sheets or business plans of the Corporation) and no party shall be liable for or bound in any other manner in any representations, warranties, covenants or agreements except as specifically set forth in this Warrant and the Letter Agreement."

          7. Exhibit A shall be amended and restated in its entirety to read as Exhibit A attached to this letter.

          Please indicate your acceptance and acknowledgment of the terms of this letter by signing below and returning a copy to C-COR the address indicated above.

                                    Very truly yours,

                                    C-COR.net Corp.

                                    By:___________________________
                                    Name:  William T. Hanelly
                                    Title:  Vice President, Finance
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Agreed to and acknowledged by:


If an individual:                        If not an individual:

Name of Warrantholder:                   Name of Warrantholder:


______________________________           ______________________________

______________________________           By:___________________________
Signature                                    Name:
                                             Title:
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                                   EXHIBIT A
                               NOTICE OF EXERCISE



C-COR.net Corp.
60 Decibel Road
State College, PA 16801
Attn: President


          Re:  Exercise of Stock Purchase Warrants
               -----------------------------------


Dear Sir:

          The undersigned, ______________________, pursuant to that certain Stock Purchase Warrant, dated as of _________________, as amended by the letter dated July 30, 1999, by and between C-COR.net Corp. and the undersigned (the "Warrant"), hereby exercises the Warrant for the following number of Warrant Shares, subject to the terms and conditions of the Warrant":

          Number of Warrant Shares Being Purchased____________________________

          Total Purchase Price and Amount Remitted_____________________________ (Cashier's check enclosed)

                              Very truly yours,



                              _______________________________________
                              [Name]